Exhibit 10.4

SERVICE LEVEL AGREEMENT

BETWEEN

THE DEPARTMENT OF SOCIAL WELFARE
AND POPULATION DEVELOPMENT
KWAZULU-NATAL

AND

CASH PAYMASTER SERVICES
KWAZULU-NATAL (PTY) LTD

14 AUGUST 2001

MEMORANDUM OF ACCEPTANCE

BETWEEN

THE PROVINCE OF KWAZULU-NATAL

as represented by Mr L.P.H.M. MTshali, in his capacity as Premier of the Province of KwaZulu-Natal (hereinafter referred to as “Province”)

AND

CASH PAYMASTER SERVICES KWAZULU-NATAL (PTY) LTD

as represented by Mr M. Yako, in his capacity as Executive Chairperson of
Cash Paymaster Services KwaZulu-Natal (Pty) Ltd (hereinafter referred to as ,.CPS)

The KwaZulu-Natal Department of Social Welfare and Population Development entered into a contract for the payment of grants with Cash Paymaster Services (Pty) Ltd on 6 September 1999. In an effort to set minimum standards, and address concerns of service delivery in terms of this contract, a Service Level Agreement has been signed. Embodied in the Service Level Agreement are the principles of good governance and co-responsibility, to ensure that customers of this Department are treated with dignity and respect. With the acceptance, of the Service Level Agreement, all parties commit themselves to the implementation of both the content and spirit of this agreement.

The Memorandum of Acceptance is signed for and on behalf of the parties so authorised.

THUS DONE AND SIGNED AT DURBAN ON THIS 14th DAY OF AUGUST 2011.

FOR AND ON BEHALF OF THE PROVINCE OF KWAZULU-NATAL

FOR AND ON BEHALF OF CPS KWAZULU-NATAL (PTY) LTD

AS WITNESSES:

PRINCE G.L. ZULU FOR AND ON	MR N.V.E. NGIDI FOR AND ON
BEHALF OF THE DEPARTMENT OF	BEHALF OF THE KWAZULU-NATAL
SOCIAL WELFARE AND	WELFARE PORTFOLIO
POPULATION DEVELOPMENT	COMMITTEE

SERVICE LEVEL AGREEMENT

1.	PARTIES The parties to this agreement are:

1.1	Department of Social Welfare and Population DevelopmentProvince of KwaZulu-Natal

And

1.2	Cash Paymaster Services (KwaZulu-Natal) Pty Ltd

2.	DEFINITIONS In this agreement, unless the context otherwise indicates, the words and expression set forth below shall bear the meanings as defined. It must be noted that in this document

• reference to any one gender shall include the other gender
• a natural person includes an artificial person and vice versa
• the singular includes the plural and vice versa

ACT	The Social Assistance Act, No. 59 of 1992, as amended

AFIS	Automated fingerprint identification system

AGREEMENT	This service level agreement, including all schedules and annexures thereto

BFIS	Biometric fingerprint identification system used for the positive verification of fingerprints

BUSINESS DAY	Any day other than a Saturday, Sunday or official public holiday

COMMUNITY	People who ordinarily reside in the Province of KwaZulu-Natal

CONTRACTOR	Cash Paymaster Services (KwaZulu-Natal) Pty Ltd

CUSTOMER	Any person to whom social assistance is rendered under the Social Assistance Act, 1992 as amended

CUSTOMER CARD	Individual smart cards which will be provided and issued by the Contractor to each customer after enrolment, according to the requirements as mutually agreed upon

DEPARTMENT	The Department of Social Welfare and Population Development in the Administration of the Province of KwaZulu-Natal

ENROLMENT	Electronic registration of the identifying details, and fingerprints of each customer in the Province of KwaZulu-Natal

HANIS	Home Affairs National Identification System

IDENTITY DOCUMENT	13 Digit bar-coded RSA identity document

IMPLEMENTATION TIMETABLE	The implementation plan as mutually agreed upon by the Department and the Contractor, in accordance with the specifications set in the Tender Document

MANAGEMENT COMMITTEE	The team that will represent the Department and the Contractor in the management of the services rendered in terms of this contract

NPSI	National Payment Systems Infrastructure

PAYMENT MONTH	A calendar month

PAY POINTS	Designated venues at which the payment of grants may be undertaken. These may be:

Mobile - payment equipment mounted in vehicles, adapted to the terrain

Fixed - ATM type services for payment at mutually agreed upon static venues

Portable - payment equipment which is easily transportable, and which can be used in a variety of venues

The list of pay points is attached to this Service level agreement as Annexure A

PROVINCE	The province of KwaZulu-Natal

SECURITY SERVICES	The security services (both cash-in-transit and guarding) that will be provided by the Contractor in terms of the agreement contained in the tender documents

SOCPEN	National Government’s computerised social assistance grant system

SOCPEN SCHEDULE	Schedules detailing cut-off dates for interaction with Socpen, as agreed upon by National Department of Social Development and the Provincial Departments responsible for social grant administration

SMART CARD BASED SYSTEM	The enhanced automated application and payment system which will be used to enrol and pay beneficiaries, according to information received from Socpen, with which this system will interface

TENDER DOCUMENT	The tender as proposed to the Province by the Contractor for rendering a comprehensive enrolment, payment and communication service to beneficiaries in the Province of KwaZulu-Natal

3.	RECORD

3.1
The Contractor submitted a tender to the Province, which was accepted by the Province on 29 July 1999. The contract was signed on 6 September 1999, and is valid for a 3 year period, with provision for an extension for a further 2 years, if mutually agreed to.
Subsequently the date on which this contract became effective was changed to 1 January 2000, as confirmed by Tender Board.

3.2
The provisions as set out in the tender document shall be supplementary to this document in all respects. Any changes to the procedure as set out in the tender document will be mutually negotiated and agreed to. No changes to any provision contained in the tender document or this agreement shall be binding unless reduced to writing.

3.3	It is to be understood that all services rendered in terms of this agreement are to conform to the Government’s principles of “Batho Pele” that is - people first.

4.	DUTIES OF THE CONTRACTOR The Contractor will render the following services:

4.1	enrolment of all customers and their nominated procurators in the Province of KwaZulu-Natal.

4.2
payment of all customers and/or their duly nominated procurators electing to receive their payment in cash. This includes the transition of all customers currently paid on the voucher system by the South African Post Office Limited.

4.3	Dissemination of information to the customers as and when requested by the Department.

4.4
Promotion of the National Payment System Infrastructure (NPSI) network within the Province of KwaZulu-Natal, for use by customers in terms of an action plan as mutually agreed upon between the Department and Contractor.

In order to render these services, the following will apply in respect of

4.1

ENROLMENT

Enrolment will consist of both bulk (the immediate enrolment of all existing customers and their elected nominees onto the new payment system) and on-going (the continued enrolment of all new customers in the Province)

Enrolment will take place of all customers who have re-registered or applied for a grant after 1 October 1998, according to information supplied to the Contractor by the Department in the form of a pre-list (starter data base).

It is agreed that customers will be enrolled on a 13 digit identity number only. However, provision must be made to accommodate the enrolment of foster parents, who are not necessarily South African citizens, on alternative identification numbers, as directed by the Department.

Any customer who does not have fingers, or who has fingerprints of such a poor quality that they cannot be read by the equipment, must nominate a procurator for enrolment purposes. No provision will be made in the system for PIN (personal identification number) access. Only biometric identification will be permitted.

4.1.1

Bulk Enrolment:

This will take place according to an implementation timetable as agreed upon by the Department and the Contractor. Bulk enrolment is to take place with the least disruption to the payment process and the least inconvenience to the customers. Advertising of the venues and dates for enrolment is to be a joint responsibility of the Department and the Contractor. This process is to be complete within a period of 5 months from award of tender.

4.1.1.1

Bulk Enrolment : Cash Payments:

Enrolment is to take place at the payment sites for all current cash payment methods. A hard copy of a fingerprint (preferably the thumb print) taken will be submitted to the Department and compared with the Department of Home Affairs classification system using the fingerprint comparers employed within the Department, after the enrolment has taken place. All prints not matched will be followed up by the Department.

	4.1.1.2	Bulk Enrolment : Post Office Payments:

Enrolment of current customers paid through the Post Office will take place in accordance with a timetable as mutually agreed upon.

4.1.1.3

Bulk Enrolment : ACB Payments:

Bulk enrolment of current ACB customers will be conducted at venues as determined by the Department. Individual letters will be sent by the Department to every customer to advise them of the enrolment venue and date. The Department will devise a management plan to deal with those customers who do not respond to this communication.

	4.1.1.4	Bulk Enrolment : Institution Payments: Bulk enrolment of institution customers will be done at the institutions, in accordance with a timetable as mutually agreed upon.

4.1.1.5

Bulk Enrolment : Bed-ridden Customers:

Enrolment of customers who are bed-ridden, together with their procurators, will have to be undertaken in their homes, in accordance with a programme as mutually agreed upon. The Department will advise the Contractor of identified cases.

4.1.2

Enrolment of New Applicants (ongoing):

Enrolment equipment will be available at each service office of the Department, in accordance with a timetable, mutually agreed upon, determined by the average number of new applications received at each district office each month. All new applicants will be enrolled on application, but the customer card will be issued on approval of that application only.

Any changes to the timetable for enrolments must be negotiated between the parties, and the changes agreed and confirmed by both parties.

4.2	CUSTOMER CARDS

4.2.1

The Contractor will provide and issue an individual smart card to every customer, once he is enrolled on the new system. This card is to contain the following information:

identity number of the customer
surname and initials of the customer
identity number of the procurator
surname and initials of the procurator
fingerprints of the customer
fingerprints of the procurator
bank account number (when applicable)

cash purse/s control/s

In addition, a facial photograph of the customer is taken on enrolment. This is stored by the Contractor, with all 10 fingerprints, on the Contractor’s central data base.

	4.2.2	The card should be easily identifiable as a KwaZulu-Natal customer grant in terms of a design as approved by the Department.

	4.2.3	The Contractor will be responsible for the replacement of a maximum of 20% of lost or damaged cards per annum. Thereafter, replacement cards will be charged to the Department at the cost of the card.

	4.2.4	The customer card is to be durable and able to withstand rigorous use. All cards issued will be confirmed to not be faulty.

4.2.5
All lost or damaged cards are to be replaced within a period of 3 business days, following the report of the loss. Replacement cards are to be issued to the customer or his procurator on biometric identification only: Lost cards will be reported to the Department, representative at the pay point, or the local district welfare office. This Departmental representative or district welfare officer will report the loss in writing directly to the Contractor. The Contractor will replace the card, and confirm this replacement through a summary list to a central controlling officer in the Department. The replacement card will be available to the customer or his procurator 3 business days after notification of the loss, at the reporting district office.

4.2.6
Receipts for the damaged cards removed by the payment staff at pay points are to be issued to customers when their cards are withdrawn. Replacement of all damaged cards is to be done within three business days. No customer may have payment withheld as a result of the withdrawal of a damaged card, if this is not replaced within the 3 business day limit agreed upon.

	4.2.7	The initial card will be issued at bulk enrolment, but only activated when payment is generated.

	4.2.8	Enrolment for new applications will be done on application for the grant, but the card will only be generated once the application has been approved.

4.3	GRANT PAYMENTS

	4.3.1	Implementation of New Payment System:

	4.3.1.1	Cash payment of grants on the new system will be introduced in terms of a timetable to be agreed upon by both the Department and the Contractor.

The transition from existing payments methods to the new system will be undertaken in terms of a roll-out plan, as mutually agreed upon. This will include the transition of post office customers within 12 month from implementation date of this contract.

4.3.1.2
With the phasing in of the new system, payment will take place at existing pay points for the first 3 months. Thereafter, any change of pay point will be negotiated between the Contractor and the Department. The number and location of pay points is detailed on the schedule attached as Annexure A. There is to be no amendment to this schedule without authorisation from the Department, which retains final approval for the changing or creation of any pay point. A variation of 15% of the initial number of pay points will be allowed in terms of this contract. Costs attached to any variation over or below this number will have to be negotiated between the Department and the Contractor.

4.3.1.3	The creation or change of any pay points will only be considered after full consultation between the affected community, the Contractor and the Department, which retains the right of final approval.

4.3.1.4
The maximum number of customers registered to any one pay point should not exceed 1000, while every attempt should be made to ensure that no customer spends longer than 2 hours waiting for payment at a pay point. (This clause must be read in conjunction with clause 4.3.2.3.)

4.3.1.5	Limits of false rejection will not exceed 0,35% on the 4 template approach. Limits of false acceptance will not exceed 0,01% on the 4 template approach.

4.3.1.6	The Contractor will bear all costs for the upgrading and maintenance of the system and equipment to support the service standards as set in the tender specifications.

4.3.1.7	All hard- or software customisation required to support the service standards as set in the tender document, during the contract, will be performed at no cost to the Department.

4.3.1.8
Identified Departmental staff will have on-line access to the system as managed by the Contractor. Installation costs for these communication links and the necessary software will be borne by the Contractor. Communication links will be required at the Departmental Head Office in Ulundi.

4.3.2	Payment Availability:

4.3.2.1	Cash payment of grants will take place over the period of a calendar month, in accordance with the legislation.

4.3.2.2
Payment at fixed pay points must be available during normal office hours, that is from 08h00 to 16h00 weekdays, excluding Saturdays, Sundays and public holidays. Payment teams are not to leave fixed pay points earlier than an agreed upon time.

4.3.2.3
Cash payment of grants at any pay point, whether portable or mobile, is not to continue after 16h00. Should there be extraordinary circumstances which cause payment after 16h00, or to take place on days not designated as payment days, to be desirable or necessary, the Department (in the form of the management committee representative for that region) must be informed, in order to give prior approval. When a team is ready to leave any pay point, consultation between the Pension Committee, the Departmental representative and the Contractor’s team leader must take place, in order to ensure that the customers remain informed, and every reasonable effort has been made to pay every customer.

4.3.2.4
Where late payment at a pay point occurs, the Contractor and the Department are to make arrangements to ensure that customers are able to return home. Arrangements following late payments may include the provision of transport and refreshments for the customers at the defaulting party’s cost.

4.3.2.5
Manual overrides of the system should be limited. Where it is confirmed that money has been generated by Socpen for payment to any customer, arrangements must be made to ensure that the customer is paid, subject to clause 4.3.2.6.

4.3.2.6
The principle of “no card / no payment” will apply. However, if the replacement period of 3 business days for reported lost cards is not met, payment must be effected by the Contractor, and the Contractor will bear all the risks with payment outside the system.

4.3.2.7	All pay stations must be accessible to the frail and disabled.

4.3.2.8

The Contractor must develop contingency plans for all events which could affect the payment of grants. All rescheduling in the event of the non-payment of a pay point must be undertaken in conjunction with the Department. In all cases, should a pay point not be paid, payment must be rescheduled within a maximum of 5 working days.

4.3.2.9
A transaction receipt is to be printed for each customer after each transaction. Details to be included on the receipt are the date and time of payment; the customer’s identity number and name; the grant type; the amount paid; the balance available; the payment station at which the money was paid and the date of the next payment. The receipt is also to make provision for the printing of messages, in either English or isiZulu, which will be supplied by Socpen.

4.3.2.10	The system must make provision for partial withdrawals.

4.3.2.11	The Contractor is to provide plans for the extension of the NPSI network of vendors. These points may be used as additional withdrawal points by the customers.

4.3.3

Casual Illness:

Provision is to be made by the Contractor for the payment of grants to persons nominated by the customer, in the event of temporary incapacity, as provided for in the legislation, in accordance with the following procedure:

4.3.3.1
The customer will duly authorise a nominee to collect his grant on his behalf. This authorisation to be on the approved form, or in the form of a letter, on which a thumb print of both the customer and the nominee, as well as both names and identity numbers are clearly displayed. The local district welfare office is to approve this request, by stamping and signing the form.

4.3.3.2	The nominee will present the approved form, together with the customer’s grant card, to the Contractor’s paymaster at the payment site.

4.3.3.3
A senior staff member on the pay team will have the authority to pay the grant, which will be written to the customer’s grant card. This staff member will retain the letter authorising the payment to that specific nominee, for record purposes.

4.3.4

Alternative Pay Points:

Customers are to receive payment at their nominated pay point on the scheduled pay date, or any subsequent pay point in that district during that payment month. This must also apply to the post offices used as pay points.

4.3.5

Security at Pay Points:

Security of the pay site and cash-in-transit is the Contractor’s responsibility. A security team for each pay team should consist of a minimum of 4armed, registered security guards. Of these four, one must be at least a Grade C guard, while the remainder must be at least Grade D guards. Each guard used must have successfully completed formal security training commensurate with the specified training requirements as laid down by the Security Officer’s Board. In addition, all guards used in this contract must be registered as security officers in terms of the Security Officer Act, 92 of 1987.

4.3.6	Payment Denominations:

4.3.6.1	The maximum denominations to be used in the payment of grants is R100.

	4.3.6.2	Payment of the grant will be made in full, but withdrawals from automated cash dispensers will be rounded off to the nearest R10.

4.3.6.3
Authority for the Contractor to withhold payment issued by Socpen will be valid only when issued by the Department (either the Accounting Officer, or his delegated official) in writing. Where possible, this will be done at least 2 working days prior to payment date, and is valid for the current month only.

4.4

DISSEMINATION OF INFORMATION

The Contractor will disseminate information to the customers as directed by the Department. Details regarding the frequency and content of this information shall be dealt with by the management committee.

4.5

TRAINING

The Contractor will train identified Departmental staff on the new system. This facility will be available on an on-going basis, to ensure that, as a result of staff changes and movement, all relevant staff are trained. The first session of training for identified staff must be complete by the time the payment system is implemented.

5.	RESPONSIBILITIES OF THE DEPARTMENT The Department will supply the following to the Contractor to enable the Contractor to render the required services:

5.1	Information: The Department will supply correct, current information on customers to the Contractor to enable the phasing in of the new payment system.

5.2	Electronic Information:

	5.2.1	The Department will provide the necessary authorisation for an electronic link, to enable data transfers between the Contractor and Socpen.

	5.2.2	The Department will ensure that correct monthly payment information is received from Socpen, in accordance with the Socpen schedules, in order to enable the Contractor to pay the customers.

5.2.3
The Department is responsible for the management of the number of customers allocated to each pay point. In conjunction with clause 4.3.1.4, the Department shall make every attempt to rationalise pay points to achieve a minimum of 100 customers per pay point. However, in this attempt, neither the Department nor the Contractor should sacrifice the overall standard of service delivery.

	5.2.4	The Department will implement pay point changes, when requested by the customer, in accordance with approved procedures.

5.3

Communication:

The Department will ensure the provision of information and/or material for communication with the customers to the contractor, who will ensure the distribution thereof, during the payment cycle.

5.4	Help Desks: The Department will be responsible for the provision of help desks at cash pay points, in accordance with a management plan, giving due consideration to the availability of resources.

6.	CONTRACTOR REMUNERATION The Department shall be liable for fees payable in respect of services rendered by the Contractor. All fees quoted are inclusive of VAT. The fees will be calculated as follows:

6.1	Enrolment by the Contractor at R15,00 per enrolment.

6.2	The fees for payment will be at a fixed rate of 3,6% of the amount paid out. The tendered fees include all costs for setting up the infrastructure of the new system.

6.3

For the duration of the contract, the Contractor will be responsible for the cost of the replacement of all lost and damaged customer cards, to a maximum of 20% of cards lost or damaged.

Any further replacement of customer cards will be charged to the Department all the cost of the replacement card.

6.4

The cost for the system to be implemented in the Post Offices will be at the rate of R10,26 per payment transaction (that is R9,00 plus VAT). The Department will also be responsible for the payment of the amount of R11,49 (that is R10,08 plus VAT) per payment transaction to the Post Office, as Post Office employees will retain responsibility for the payments.

These separate costs for the post office network are to be valid for a period of 12 months following implementation only As the Post Office pay points are migrated to the new payment system, so the separate costing for the post office will reduce. Once this process is complete, all cash payments are to be charged for in a uniform manner, at the agreed rate of 3,6% of the amount paid out.

6.5
The Contractor shall supply the money to make grant payments. No money will be made available to the Contractor by the Department in advance. This clause will relate to the Post Office payments only once the new payment method has been implemented in post offices.

6.6
The Contractor shall, on confirmation of receipt of the grant by the individual customer or his nominated procurator, render an account to the Department for payment thereof. The Department will only reimburse the Contractor for grant money actually paid to customers. The invoices for these amounts will be submitted to the Department each Thursday of each week, for payment by the Friday of that week for the payment days prior to that Thursday.

6.7
The Contractor is to meet the Socpen cut off schedules, as set annually. All grants paid by month end 3 will be reconciled to Socpen by the date set for month end 3. The balance of the grants for that payment month should be reconciled on month end 3 as unresolved. These will be reconciled at the end of the payment month.

6.8
The Contractor is not to carry over payments for uncollected amounts. All grants must be reconciled to Socpen monthly. Any uncollected payments will be cancelled and carried over for payment by Socpen, for a period of three months, after which payment will be systematically suspended.

6.9

The account for the Contractor’s service fee will be rendered after the service has actually taken place, that is, after the customer has confirmed his existence, and has had his money transferred to his card. The invoice for the service fee will be submitted to the Department monthly, together with the amount due for enrolment. The two amounts will be shown separately on the invoice.

6.10	Costs for replacement of lost cards will be submitted to the Department monthly, on a separate invoice, to be included with the invoice for service fees.

6.11
The Department shall settle its account, within seven (7) days from the date that the invoice was received at the Departmental Head Office in Ulundi. Should the Department default in the settling of this account, interest at prime rate will be payable on all overdue amounts. An invoice shall be deemed to have been received on the same day if delivered by hand before 09h00, on the same day if delivered by fax, with confirmation of faxing having been effected before 09h00 (provided the original is then immediately posted) and on the seventh day after posting, if sent by pre-paid registered mail.

6.12	Price increases will occur annually on notification by the Contractor and will be calculated as follows:

6.12.1
Annual price increases will be equal to the average increase in the consumer price index (inflation rate / CPI) as published by he South African Statistical Services after every 12 consecutive months of the agreement.

	6.12.2	Price increases will come into effect one year after the commencement date of the contract.

6.12.3
Any increases in benefits enjoyed by the customers during the period prior to the increase date each year shall be offset against the CPI increase before determining the fee percentage to be applied to the amount paid out for the new year.

	6.12.4	The written notification for price increases must be at the Department’s Head Office no later than 28 February annually. This will be finalised within 30 days following receipt by the Department.

7.	MANAGEMENT COMMITTEE

7.1	A management committee will be established for the purpose of managing and controlling this contract.

7.2
The management committee shall meet monthly, under the Chairmanship of a Departmental official. The Department shall also provide the secretarial services. This committee will be the official communication channel for this contract.

7.3
The management committee will be responsible for identifying the needs of the community, and managing the disbursement of the funds in the development fund to be established with the funds identified for RDP and pay point development in the tender document.

7.4	The management committee will also monitor the Contractor’s performance regarding affirmative action and the benefits to the Province emanating from this contract.

8.	COMMUNICATION PLAN

8.1	The communication of the implementation of the new system will be a joint responsibility of the Department and the Contractor.

8.2	Communication regarding added benefits of this system will be the sole responsibility of the Contractor.

8.3	Ongoing communication through, amongst others, pensioner committees will remain a joint responsibility of the Department and the Contractor.

9.

ADJUSTMENTS

Adjustments to the contract agreed upon by the management committee that will have a financial implication for the Department will only be implemented after submission to, and approval by, the Head of the Department of Social Welfare and Population Development. No adjustments will be implemented until confirmed in writing.

10.	TECHNICAL EQUIPMENT AND SOFTWARE

10.1
The Contractor shall, apart from its duty to provide and supply all equipment necessary for enrolment., grant payments and the communication link for the Departmental Head Office, also be responsible for:

	•	maintenance of equipment;

• upgrading of equipment, including hard- and software, on a regular basis, ensure, that it remains abreast of industry technology, to comply with the requirements as laid down in the tender document;

• replacing equipment that fails, which does not comply to the requirements laid down in the tender document at its own expense;

• providing and executing of all back-up procedures;

• replacing all lost or stolen equipment; and

• ensuring that an adequate disaster recovery procedure is in place.

10.2	All equipment supplied and installed by the Contractor for the purpose of this contract shall remain the sole property of the Contractor.

10.3	The Contractor shall be responsible to install and maintain all equipment to introduce this payment system in selected Post offices.

11.	DATA AND FEEDBACK

11.1	All data transfers between the Contractor and Socpen shall be made electronically, and will comply with the specifications as set by Socpen.

11.2	The Contractor shall ensure that the Department has on-line access to the Contractor’s central data base.

11.3	All data collected and used during the contract will remain the confidential property of the Department and shall be returnable in a format as agreed upon, at no charge.

12.

RDP AND PAY POINT DEVELOPMENT

The Contractor undertakes to pay an amount of R50 000 per month (R600 000 per annum) into a development fund, as from the implementation of the new payment system for the duration of this contract, which is to be used for pay point development and RDP projects. The identification of projects for development will be a responsibility of the management committee.

13.	BENEFITS TO THE COMMUNITY The Contractor commits itself to benefit the Province of KwaZulu-Natal by means of the following:

13.1	The major benefit to the community will occur in the area of employment. A minimum of 90% of the staff for this contract will be recruited from this Province.

13.2
Sub-Contractors for service functions will be sourced from within the Province, with provision made for the inclusion of SMME’s in this venture. Details of SMME’s used are to be submitted to the management committee on a quarterly basis.

13.3
The promotion of the NPSI network of vendors must be shown. It is expected that there will be an increase of 30% in the number of participating dealers each year for the life of this contract. Businesses in rural areas are to be given priority in terms of this development - it is not intended to support development only in the towns or urban areas. The Contractor is to report progress on this aspect to the management committee on a quarterly basis.

13.4
The Contractor must make provision in their Service Level Agreement with the S.A. Post Office for a roll-out plan for the extension of the spaza and retail post office network, with specific reference to how this will improve services in the rural areas. Progress reports on this aspect will be submitted to the management committee on a quarterly basis.

14.	AUDITING

14.1
Internal reconciliation and auditing facilities have been built into the system by the Contractor. These facilities will be accessible to authorised Departmental staff, and staff from the office of the Auditor-General.

14.2	An audited annual financial report will be submitted by the Contractor to the Department no later than 30 September each year.

15.	DOMICILIA CITANDI ET EXECUTANDI The parties hereto choose their domicilia et execulandi for all purposes of and in connection with this agreement as follows:

The Department:	The Head
Department of Social Welfare and
Population Development
2nd Floor Administration Building
ULUNDI

The Contractor:	Cash Paymaster Services KwaZulu-Natal (Pty) Ltd
113 Old Main Road
PINETOWN

Should any party hereto change its domicilium, it shall advise the other party in writing.

A notice sent by one party to another shall be deemed to have been received on the same day, if delivered by hand on the same day if delivered by fax (provided the original is then immediately posted); on the seventh day after posting, if sent by pre-paid registered mail.

16.	BREACH An event of a breach shall be deemed to have occurred if:

16.1
any party breaches any of its obligations in terms of this agreement and fails to remedy the breach within 7 (seven) days after the receipt of written notice from the other party requiring the remedying thereof, if such breach is capable of being remedied;

16.2
any party ceases or is unable for any reason whatsoever to conduct its business in an ordinary or regular manner, and fails to take reasonable steps to remedy such situation within 60 (sixty) days after having been called upon in writing to do so by the other party;

16.3	any covenant or warranty made by any party that goes to the root of this agreement is found to be untrue or incorrect in any material respect;

16.4
an event of a breach shall not be deemed to have occurred if the equipment fails temporarily. However, in this case, arrangements must be made to continue with the required service with minimum disruption to the customer;

16.5	should a breach of this agreement, which goes to the root of this agreement, occur, which is not corrected within the specified time frame, the party which is not in breach shall be entitled to:

	16.5.1	call upon the defaulting party to perform its obligations in terms of the agreement, or

	16.5.2	cancel this agreement

16.6	termination will become effective after notice has been given in writing to the defaulting party.

17.	FORCE MAJEURE

17.1
If the performance of a material part of this agreement is suspended due to force majeure (that is, any event which is beyond the control of, and could not have been foreseen by that party, including an act of God, lockout, strikes, government action, riots, war, or events of a similar nature) that party shall give written notice of the force majeure to the other party.

17.2	This notice shall be given within 3 (three) working days on which the event of the force majeure takes effect.

17.3	The party first affected by force majeure shall do its utmost to reinstate the service due in terms of this agreement in the shortest possible time.

17.4	Adjustment of the timetable for the service required shall be mutually agreed upon in the event of force majeure.

17.5	If a period of 90 (ninety) days has elapsed, and if the condition of force majeure persists, either party shall be entitled to cancel this agreement with immediate effect, and without prejudice.

18.	DETERMINATION OF DISPUTES

18.1	Mediation:

	18.1.1	Prior to the initiation of formal dispute resolution procedures as set out in clause 18.2, the parties shall first attempt to resolve their dispute informally as follows:

18.1.1.1
Upon written request of either party, containing a short statement as to the nature of the dispute and the requesting party’s position with respect thereto, each party shall appoint a designated representative who does not devote substantially all of his time to performance under the Agreement, whose task will be to meet for the purpose of endeavouring to resolve such dispute.

18.1.1.2

The designated representatives shall meet as often as the parties deem reasonably necessary in order to provide the other all information with respect to the dispute which the parties believe to be appropriate and relevant in connection with the resolution of the dispute. The representatives shall discuss and attempt to resolve the dispute without the necessity of any formal proceeding and without prejudice of any rights.

18.1.1.3
During the course of discussion, all reasonable requests made by one party to the other for non-privileged information, reasonably related to the agreement shall be honoured, in order that each of the parties may be fully advised of the other’s position (provided that a party shall not be required as part of the informal dispute resolution process to disclose information subject to confidential restrictions under agreements with third parties.)

	18.1.1.4	The specific format for the discussions shall be left to the discretion of the designated representative.

18.2	Arbitration:

18.2.1
In the event of any dispute of difference between the parties hereto relating to or arising out of this agreement, including the implementation, execution, interpretation, rectification, validity, enforceability, termination or cancellation of this agreement which could not be resolved in terms of clause 18.1, the said dispute or difference shall, if demanded by any party on written notice to the other party, be submitted for resolution to an arbitrator in accordance with the provisions set below:

	18.2.2	Settlement of disputes

18.2.2.1
Should any dispute arise between the parties in connection with the interpretation or application of the provisions of this agreement or its breach or termination, or the validity of any document furnished by the parties pursuant to the provisions of this agreement, that dispute will, unless resolved amongst the parties, be referred to and be determined by arbitration in terms of this clause.

18.2.2.2

Any party to this agreement may demand that a dispute be determined in terms of this clause by written notice given to the other party.

The party commencing legal action shall decide whether the dispute will be resolved by way of arbitration or litigation and in the event of the former, this clause shall be taken to constitute the submission of the parties to arbitration, and

18.2.2.3	This clause will not preclude any party from obtaining interim relief on an urgent basis from a court of competent jurisdiction pending the decision of the arbitrator.

18.2.3	The arbitration will be held:

18.2.3.1
In Pietermaritzburg, Durban or Ulundi with only the legal and other representatives of the parties to the dispute present in accordance with the formalities and procedures settled by the arbitrator, and may be held in an informal and summary manner, on the basis that it will not be necessary to observe or carry out the usual formalities or procedures, pleadings and discovery, or the strict rules of evidence, it being the intention that the arbitration will be held and completed as soon as possible, and on the basis that the arbitrator will be entitled to decide the dispute in accordance with what he considers to be just and equitable in the circumstances.

18.2.3.2	The arbitrator must be acceptable to both parties and, if the matter in a dispute is principally:

	(a)	A legal matter, be a practising attorney or advocate of at least ten (10) years standing;

	(b)	an accounting matter, be a practising chartered accountant of at least ten (10) years standing;

	(c)	any other matter, be an independent person.

18.2.4
Should the parties to the dispute fail to agree whether the dispute is principally a legal, accounting or other matter within seven (7) working days after the arbitration was demanded, the matter will be deemed to be a legal matter.

18.2.5
Should the parties fail to agree on an arbitrator within fourteen (14) working days after giving notice in terms of the above clause, the arbitrator will be appointed at the request of any party to the dispute by the Chairman for the time being of the Bar Council according to the provision of the above clauses.

18.2.6
The decision of the arbitrator will be final and binding on the parties to the dispute and may be made an order of any court to whose jurisdiction the parties are subject at the instance of any of the parties to the dispute.

18.2.7
The arbitrator will be entitled to make such award, including an award for specific performance, an interdict, damages or a penalty or otherwise as he in his sole discretion may deem fit and appropriate and to deal as he deems fit with the question of costs, including, if applicable, costs on the attorney and client scale and his own fees.

	18.2.8	The provisions of this clause:

18.2.8.1
Constitute an irrevocable consent by the parties to any proceedings in terms hereof, and no party will be entitled to withdraw therefrom or claim at any such proceedings that it is not bound by such provisions;

	18.2.8.2	Are severable from the rest of this agreement and will remain in effect despite termination of or invalidity for any reason of this agreement.

19.	PENALTY CLAUSE

19.1
Should the Contractor repudiate the agreement at any time or commit a material breach of any term of this agreement, the Department shall, without prejudice to the rights it may have in law, have the right, notwithstanding the provisions of clause 16, clause 18.1 and/or clause 18.2, to demand compliance with the term or terms of this agreement within a reasonable period stated in a written notice delivered by hand and confirmed by registered post to the Contractor, failing which, to commence immediately with the procedures as set out in clause 18.1 and 18.2 (if necessary). The foregoing is without prejudice to such other rights as the aggrieved party may have at law.

19.2	Notwithstanding the provisions of clauses 16, 18 and 19.1, the following specific penalties shall apply for the non-performance as listed hereunder:

	19.2.1	Non-performance by the Contractor:

(a) Bulk enrolment

(i) Non-performance Failing to enrol all customers who present themselves for enrolment within the period specified in clause 4.1.1.

(ii)

Penalty for non-performance

A reduction of 10% per month of the Contractor’s service charge for each month or part thereof that the Contractor needs following the date in clause 4.1.1 to rectify the non performance in 19.2.1(a)(i).

(b)	Payment days

(i)

Non performance

Failing to pay all customers who present themselves for payment on or after their allocated payment days within their allocated districts, but no later than the last working day of each month.

	(ii)	Penalty A reduction of 15% in the Contractor’s service fee for all payments which took place after the last working day of each month.

(c)	Scheduled payment days

	(i)	Non-performance Failing to visit a scheduled pay point(s) on a predetermined pay day(s) without prior notification to the Department (in writing) and customers.

	(ii)	Penalty A penalty equivalent to 20% of the Contractor’s service fee for customers registered to receive payment at such pay points, but which the Contractor failed to visit on the predetermined days.

(d)	Technical support Penalties for non-availability of technical support will be affected through clauses 19.2.1(a) and 19.2.1(b).

(e)

Insufficient infrastructure

Where non-performance in 19.2.1(a) and 19.2.1(b) is a result of the fact that the Contractor deployed insufficient infrastructure, an additional penalty of 10% will be added to that already specified in 19.2.1(a) and 19.2.2(b).

(f)

Reconciliation data

The Department will be able to withhold the financial consideration payable to the Contractor for a particular month for as long as the Contractor fails to submit the reconciliation data for that month. The Contractor will not charge the Department interest on this amount.

	19.2.2	Non-performance by the Department:

(a)

Transfer of funds

The Contractor will recover from the Department any cost incurred (if any) by the Contractor due to the transfer of funds after the period specified in clause 6.5.10, including interest (if any).

		(b)	Transfer of data The Contractor will not be held liable if any of the non-performances by the Contractor listed under 19.2.1 above is caused by SOCPEN.

20.

VARIATION/ MODIFICATION / WAIVER

No variation, modification or waiver of any provision or consensual cancellation of this agreement or consent to any departure therefrom, shall in any way be of any force or effect unless confirmed in writing and signed by both parties, and then any such variation, modification or waiver, cancellation or consent shall be effected only in the specific instance and for that purpose and to the extent for which it is made or given.

21.

WAIVER OF RIGHTS

The waiver, whether expressed or implied, by any party of any breach of the terms or conditions of this agreement by any other party, shall not prejudice any remedy of the waiving party in respect of any continuing or other breach of the terms and conditions hereof.

No failure, delay, relaxation or indulgence on the part of any party in exercising any power or right conferred on such party in terms of this agreement shall operate as a waiver of such power or right, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof, or the exercise of any other power or right under this agreement.

SIGNED AT	ON

AS WITNESSES:	ON BEHALF OF THE DEPARTMENT

1.
Duly authorised thereto

2.

SIGNED AT	ON

AS WITNESSES:	ON BEHALF OF THE CONTRACTOR

1.
Duly authorised thereto

2.